Exhibit 99.1

USANA Health Sciences Reports Record Second Quarter Financial Results

  Second quarter net sales increased by 10.8% to a record $258.5 million, up 16.2% on a constant currency basis
  Second quarter EPS increased by 7.8% to a record $2.07
  Number of active Associates increased by 15.9% to 460,000
  Company increases 2016 EPS Outlook

SALT LAKE CITY--(BUSINESS WIRE)--July 26, 2016--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal second quarter ended July 2, 2016.

Net sales for the second quarter of 2016 increased to $258.5 million, up 10.8%, compared with $233.2 million in the prior-year period. The increase in net sales was driven by 15.9% growth in the number of active Associates and 6.6% growth in the number of Preferred Customers. Total customer growth during the quarter reflects sustained momentum in our worldwide business. The continued strength of the U.S. dollar, compared to the year-ago period, negatively impacted net sales by $12.4 million during the quarter. On a constant currency basis, net sales increased by 16.2%.

Net earnings for the second quarter of 2016 increased to $25.8 million, compared with $25.4 million during the prior-year period. Higher net sales and a lower effective tax rate were largely offset by lower gross margins and higher operating expenses during the quarter. The 270 basis point decrease in the effective tax rate is due in part to the Company’s early adoption of ASU 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting. As a result of adopting this standard, on a year-over-year basis, the Company recognized (i) modestly higher equity compensation expense, (ii) a higher diluted share count, and (iii) a lower effective tax rate for the current-year quarter. While the adoption of this pronouncement increased net earnings by approximately $541,000, the resulting higher diluted share count partially offset this increase and earnings per share benefited by $0.02.

Earnings per diluted share for the second quarter increased by 7.8% to a record $2.07, compared with $1.92 in the prior year period. This increase in earnings per share was primarily the result of a lower number of diluted shares outstanding due to the Company’s share repurchases over the last 12 months. Weighted average diluted shares outstanding were 12.5 million as of the end of the second quarter of 2016, compared with 13.2 million in the prior-year period.

The Company continues to have a healthy balance sheet with $112.4 million in cash and cash equivalents and no debt at the end of the second quarter. As of July 2, 2016, there was $35.4 million remaining under the current share repurchase authorization.

“USANA generated solid results during the second quarter, which were in line with our expectations,” said Dave Wentz, USANA’s co-CEO. “Our results reflect the momentum in our business and the demand for our high-quality products from our customers. We are excited about the product announcements we will make next month at our International Convention and believe these announcements will continue this momentum.”

Regional Results

Net sales in the Asia Pacific region increased 15.1% to $194.2 million, despite a negative $9.5 million impact from a stronger U.S. dollar. Within Asia Pacific, net sales:

  Increased by 17.4% in Greater China (23.3% on a constant currency basis);
  Increased by 11.1% in the Southeast Asia Pacific region (16.2% on a constant currency basis); and
  Increased by 8.8% in the North Asia region (13.7% on a constant currency basis).

Sales growth in Greater China was driven by 26.0% active Associate growth in Mainland China, while sales growth in Southeast Asia Pacific was due to strong Associate growth in several markets, led by Australia and Malaysia. Sales growth in North Asia resulted from 27.3% Associate growth in South Korea. The total number of active Associates in the Asia Pacific region increased by 20.1% year-over-year.

Net sales in the Americas/Europe region were essentially flat at $64.3 million compared to the prior year period. On a constant currency basis, however, net sales in this region increased by 4.2% year-over-year. Mexico, Canada and France all generated double-digit local currency sales growth during the quarter. This growth was partially offset by a 5.8% year-over-year decline in net sales in the U.S.

“The execution of our 2016 initiatives, which include customer growth strategies and significant product launches, is helping drive our momentum,” continued Wentz. “During the quarter, we held our Asia Pacific Convention in Singapore and initiated the launch of our “MySmart™ Foods” products. Next month, we will hold our International Convention in Salt Lake City, where we will make another significant product announcement to an expected record breaking number of attendees. Science-based products have always been at the core of USANA’s business, and we believe that our 2016 product introductions will build on this core legacy and keep USANA at the forefront of nutritional supplementation.”

Outlook

The Company reiterated its consolidated net sales outlook and updated its earnings per share outlook for 2016 as follows:

  Consolidated net sales between $1.02 billion and $1.05 billion, which is unchanged; and
  Earnings per share between $7.90 and $8.20, compared to prior guidance of $7.60 to $8.15.

“Our results for the quarter reflect the strength of our business around the world and the success of the initiatives we are executing,” commented Paul Jones, Chief Financial Officer. “Our balance sheet remains strong and we remain positioned to return value to shareholders. In light of the product introductions we have planned for the third quarter and the continued momentum in our business, we expect our results to accelerate through the second half of the year. Consequently, we are increasing our earnings per share guidance.”

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (www.usanahealthsciences.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, July 27, 2016 at 11:00 a.m. Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	4-Jul-15	2-Jul-16	4-Jul-15	2-Jul-16

Net sales	$233,244	$258,514	$452,622	$498,963
Cost of sales	40,089	45,970	78,453	88,890
Gross profit	193,155	212,544	374,169	410,073

Operating expenses
Associate incentives	101,877	115,331	203,230	222,725
Selling, general and administrative	52,505	59,764	102,380	116,395

Earnings from operations	38,773	37,449	68,559	70,953

Other income (expense)	(86)	219	82	(277)
Earnings before income taxes	38,687	37,668	68,641	70,676

Income taxes	13,271	11,906	23,545	22,615

NET EARNINGS	$25,416	$25,762	$45,096	$48,061

Earnings per share - diluted	$1.92	$2.07	$3.43	$3.84
Weighted average shares outstanding - diluted	13,225	12,458	13,155	12,525

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	2-Jan-16	2-Jul-16
Current Assets
Cash and cash equivalents	$143,210	$112,398
Inventories	66,119	71,332
Prepaid expenses and other current assets	34,935	38,131
Total current assets	244,264	221,861

Property and equipment, net	87,982	94,729
Goodwill	17,432	17,159
Intangible assets, net	38,269	36,576
Deferred income taxes	9,844	15,892
Other assets	25,446	23,445
Total assets	$423,237	$409,662

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$10,043	$10,076
Other current liabilities	121,369	117,902
Total current liabilities	131,412	127,978

Other long-term liabilities	1,151	1,515
Deferred income taxes	9,822	6,244

Stockholders' equity	280,852	273,925
Total liabilities and stockholders' equity	$423,237	$409,662

USANA Health Sciences, Inc.
Sales by Region
(unaudited)
(in thousands)

	Quarter Ended
	4-Jul-15		2-Jul-16		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$ 112,333	48.2%	$ 131,840	51.0%	$ 19,507	17.4%	$ (6,639)	23.3%
Southeast Asia Pacific	46,033	19.7%	51,123	19.8%	5,090	11.1%	(2,369)	16.2%
North Asia	10,346	4.4%	11,261	4.3%	915	8.8%	(507)	13.7%
Asia Pacific Total	168,712	72.3%	194,224	75.1%	25,512	15.1%	(9,515)	20.8%

Americas and Europe	64,532	27.7%	64,290	24.9%	(242)	(0.4%)	(2,932)	4.2%

	$ 233,244	100.0%	$ 258,514	100.0%	$ 25,270	10.8%	$ (12,447)	16.2%

Active Associates by Region(1)
(unaudited)

	As of
	4-Jul-15		2-Jul-16

Asia Pacific
Greater China	216,000	54.4%	267,000	58.0%
Southeast Asia Pacific	79,000	19.9%	88,000	19.1%
North Asia	13,000	3.3%	15,000	3.3%
Asia Pacific Total	308,000	77.6%	370,000	80.4%

Americas and Europe	89,000	22.4%	90,000	19.6%

	397,000	100.0%	460,000	100.0%

(1)

Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.

Active Preferred Customers by Region (2)
(unaudited)

	As of
	4-Jul-15		2-Jul-16

Asia Pacific
Greater China	4,000	4.4%	5,000	5.2%
Southeast Asia Pacific	12,000	13.2%	14,000	14.4%
North Asia	9,000	9.9%	10,000	10.3%
Asia Pacific Total	25,000	27.5%	29,000	29.9%

Americas and Europe	66,000	72.5%	68,000	70.1%

	91,000	100.0%	97,000	100.0%

(2)

Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Joshua Foukas, 801-954-7823
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations